Exhibit 99.1

PREMIER FINANCIAL BANCORP, INC.
2883 5th Avenue• Huntington, West Virginia 25702• Phone (304) 525-1600

May 9, 2006

Dear Fellow Shareholders:

The recent Premier Financial Bancorp news release dated April 24, 2006, prompted this special note to you. As you are aware, in a very short and sparingly worded news release, we announced the termination of the Written Agreement with the Federal Reserve Bank of Cleveland that Premier had been operating under since January, 2003. This termination resulted from a decision by the Federal Reserve Bank of Cleveland that Premier has fully complied with all the provisions of the Written Agreement. We are so pleased to have reached this milestone in the company’s history that we felt compelled to further share the story with you, our shareholders.

Over the past three years we have utilized news releases, quarterly 10Q filings with the SEC, and our annual reports to keep you informed about the accomplishments of our board of directors and management in returning our company to financial soundness. We have informed you of our recruiting of new members of our management team, both at the Premier and bank affiliate level, as well as the strengthening of our loan underwriting standards and loan approval process. Our company has outsourced its data processing, item processing, and statement rendering to FISERV Atlanta utilizing the ITI operating system. We have aggressively reduced holding company debt and have refinanced other portions at lower interest rates. Our communications with you for the past several years have been mainly a chronology of the activities necessary to achieve the necessary “fixes” for the weaknesses uncovered. Crafted solutions to some problem areas produced results more quickly than others.

We are very pleased to tell you that the termination of the Written Agreement means that the regulators have determined the areas of weakness of Premier uncovered in 2003 have been satisfactorily addressed. We believe our company is financially sound, it is very well capitalized, and compliance with regulations and accepted industry practices have been achieved. We pledge to you that the focus of the board of directors and management will be to keep this company sound and strong and build shareholder value. While we realize there is still much to be accomplished, we are pleased that the focus of the board and management will now be directed more intently on growing the business, expense management, and building customer relationships.

The Premier Financial Bancorp of today is a strong community bank holding company with assets of approximately $539 million at March 31, 2006 and total capital of approximately $55 million. Our earnings have rebounded to a net profit of $4.4 million for the year 2005 and we are anxious to return to peer level profitability soon. We are working diligently to achieve sustainable growth in loan balances and deposit relationships utilizing our business plans and goal oriented management systems.

To the extent that we have been successful, with this writing, you will recognize that the efforts of the board of directors and management thus far have improved asset quality, strengthened capital, strengthened policies and procedures, enhanced holding company oversight of the affiliate banks, and strengthened internal audit and loan review. These and many other accomplishments have resulted in the decision of the regulators to terminate the Written Agreement.

We are pleased to have this opportunity to keep you informed of our progress in achieving goals that we have set for this company. The commitment of the board of directors and management to continue the process of building a company of which we can all be proud has never been stronger.

Sincerely,

_/s/ Marshall T. Reynolds_________                                      _/s/ Robert W. Walker________________
Marshall T. Reynolds                                                           Robert W. Walker
Chairman of the Board                                                         President & Chief Executive Officer